ACQUISITION AGREEMENT

Between

TARSIS CAPITAL CORP.

and

ALMADEN MINERALS LTD.

and

MINERA GAVILAN, S.A. de C.V.

Dated as of July 16, 2007

ACQUISITION AGREEMENT

THIS AGREEMENT made the 16th day of July, 2007.

BETWEEN:

TARSIS CAPITAL CORP., a corporation duly incorporated under and governed by the laws of Alberta and having its head office in the City of Vancouver, in the Province of British Columbia (hereafter referred to as the "Purchaser")

- and -

ALMADEN MINERALS LTD., a corporation duly amalgamated under and governed by the laws of British Columbia and having its head office in the City of Vancouver, in the Province of British Columbia (hereafter referred to as "Almaden")

- and -

MINERA GAVILAN, S.A. de C.V., a corporation duly incorporated under and governed by the laws of Mexico and having its head office in the City of Chihuahua, in the Country of Mexico (hereafter referred to as "Gavilan")

(collectively, Almaden and Gavilan are referred to hereafter as the "Vendors")

WHEREAS Almaden owns, directly or indirectly through its subsidiary Gavilan, the Properties as more particularly described in Schedule A attached hereto;

AND WHEREAS on April 27, 2007, the Purchaser and the Vendors signed a letter of intent with respect to the purchase by the Purchaser of the Properties from the Vendors;

AND WHEREAS one of the conditions of the transaction contemplated by the letter of intent was the execution of a definitive agreement between the Purchaser and the Vendors to give effect to the Acquisition;

AND WHEREAS the Purchaser is a "capital pool company" as such term is defined by Policy 2.4 and is required to complete a Qualifying Transaction;

AND WHEREAS the Purchaser wishes to carry out its Qualifying Transaction through the purchase of the Properties such that the Properties will become the main assets of the Purchaser, and upon the completion of the Acquisition, the Purchaser will have acquired 100% of the Vendors' interests in the Properties;

NOW THEREFORE IN CONSIDERATION OF the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)

"ABCA" means the Business Corporations Act (Alberta), as may be amended from time to time;

(b)

"Acquisition" means the purchase and sale of the Properties and all related transactions as contemplated by and described in this Agreement;

(c)

"Additional Properties" has the meaning ascribed thereto in Section 2.1(a) of this Agreement;

(d)

"Additional Shares" has the meaning ascribed thereto in Section 11.1 of this Agreement;

(e)

"affiliates" has the meaning set forth in the ABCA;

(f)

"Agreement", "this Agreement", "herein", "hereto", and "hereof' and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time;

(g)

"Almaden" means Almaden Minerals Ltd.;

(h)

"Business Day" means any day excepting a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

(i)

"Closing" has the meaning ascribed thereto in Section 3.1 of this Agreement;

(j)

"Closing Date" means the seventh business day following receipt of Exchange approval of the Acquisition, or such other date as is mutually agreed upon by the parties for the closing of the Acquisition provided that the Closing Date will not be a date that is later than July 31, 2007, unless otherwise agreed to in writing by the parties hereto;

(k)

"Canadian GAAP" means Canadian generally accepted accounting principles applied on a consistent basis;

(l)

"Canadian Properties" means the Cabin Lake property, the Caribou Creek property, the Goz Creek property, the Meister River property, the Qualifying Property and the Tim property;

(m)

"Encumbrance" means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:

(i)

a mortgage, assignment of rent, lien, encumbrance, adverse claim, charge, execution; restriction, title defect, security interest, hypothec or pledge, whether fixed or floating, against assets or property (whether real, personal, mixed, tangible or intangible), hire-purchase agreement, conditional sales contract, title retention agreement, equipment trust or financing lease, and a subordination to any right or claim of others in respect thereof;

(ii)

a claim, interest, or estate against or in assets or property (whether real, personal, mixed, tangible or intangible), including, without limitation, an easement, right-of-way, servitude or other similar right in property granted to or reserved or taken by any Person;

(iii)

an option or other right to acquire, or to acquire any interest in, any assets or property (whether real, personal, mixed, tangible or intangible);

(iv)

any other encumbrance of whatsoever nature and kind against assets or property (whether real, personal; mixed, tangible or intangible); and

(v)

any agreement to create, or right capable of becoming, any of the foregoing;

(n)

"Exchange" means the TSX Venture Exchange Inc.;

(o)

"Exchange Policies" means the policies of the Exchange contained in the Corporate Finance Manual of the Exchange, as may be amended from time to time;

(p)

"Expenditures" has the meaning ascribed thereto in Section 11.1 of this Agreement;

(q)

"Filing Statement" means the filing statement of the Purchaser to be prepared in accordance with Policy 2.4 in connection with the Acquisition and to be filed with the Exchange;

(r)

"Flow Through Shares" means Purchaser Shares with attached "flow through" benefits as permitted by the Income Tax Act (Canada) to be issued as part of the Flow Through Units;

(s)

"Flow Through Units" means the 1,200,000 units of the Purchaser to be issued pursuant to the Private Placement at a purchase price of $0.50 per unit, wherein each Flow Through Unit shall be comprised of one (1) Flow Through Share and one (1) Warrant;

(t)

"Gavilan" means Minera Gavilan, S.A. de C.V.;

(u)

"Material Adverse Change" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of the party referred to which is, or could reasonably be expected to be, materially adverse to the business of such party (except that "Material Adverse Change" when used with respect to the Vendors shall be limited to changes relating to the Properties) other than a change: (i) which has prior to the date hereof been publicly disclosed or otherwise disclosed in writing to the other party; (ii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (iii) or any changes resulting from or during the normal course of business;

(v)

"Mexican Property" means the Erika Property;

(w)

"Optionee" has the meaning ascribed thereto in Section 11.1 of this Agreement;

(x)

"Person" means an individual, company, corporation, body corporate, partnership, joint venture, society, association, trust or unincorporated organization, or any trustee, executor, administrator, or other legal representative;

(y)

"Policy 2.4" means Exchange Policy 2.4 - Capital Pool Companies;

(z)

"Private Placement" means the private placement of the Purchaser through the issuance of 1,500,000 Units and 1,200,000 Flow Through Units for gross proceeds of $1,200,000;

(aa)

"Properties" means the mineral exploration properties described in Schedule A and which are comprised of the Canadian Properties and the Mexican Property;

(bb)

"Purchase Price" has the meaning ascribed thereto in Section 2.2 of this Agreement;

(cc)

"Purchaser" means Tarsis Capital Corp.;

(dd)

"Purchaser's Financial Statements" means the audited financial statements of the Purchaser for the year-ended October 31, 2006 and the unaudited interim financial statements of the Purchaser for the six-month period ended April 30, 2007;

(ee)

"Purchaser Shares" means the common shares in the capital of the Purchaser;

(ff)

"Purchaser's Subsidiary" has the meaning ascribed thereto in Section 2.1(b) of this Agreement;

(gg)

"Qualifying Property" means the MOR Property;

(hh)

"Qualifying Transaction" has the meaning set forth in Policy 2.4;

(ii)

"Royalty" means, as applicable: (i) the net smelter return royalty to be granted by the Purchaser to, or as directed by, Almaden equal to 2% on all mineral products discovered on the Canadian Properties; and (ii) the net smelter return royalty to be granted by the Purchaser's Subsidiary to, or as directed by, Gavilan equal to 2% on all mineral products discovered on the Mexican Property;

(jj)

"Royalty Agreement" means, as applicable, that royalty agreement evidencing the Royalty to be entered into by: (i) the Purchaser and Almaden, and (ii) the Purchaser's Subsidiary and Gavilan;

(kk)

"Securities Laws" means any applicable Canadian provincial securities laws, United States securities laws, the "blue sky" or securities laws of the states of the United States, and any other applicable law, and any rules and regulations thereunder;

(ll)

"subsidiary" has the meaning set forth in the ABCA;

(mm)

"Tax Returns" means all tax returns required to be filed in all applicable jurisdictions;

(nn)

"Units" means the 1,500,000 units of the Purchaser at a price of $0.40 per unit, wherein each Unit shall be comprised of one (1) Purchaser Share and one (1) Warrant;

(oo)

"Vendors" mean s collectively, Almaden and Gavilan; and

(pp)

"Warrants" means the 2,700,000 non-transferable share purchase warrants of the Purchaser, to be issued pursuant to the Private Placement, wherein each warrant will entitle the holder thereof, on exercise, to purchase one (1) Purchaser Share for a period of two years following the closing of the Private Placement at an exercise price of $0.65 per share, provided that if subsequent to the period ending four months after the date of closing of the private placement, the closing price of the Purchaser Shares as traded on the Exchange is $1.00 or greater for a period of 20 consecutive trading days, the Purchaser may give notice to the holders of the warrants of an earlier expiry date, in which case the wan-ants will expire 21 days after the date of such notice.

1.2

Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3

Deemed Currency

In the absence of a specific designation of any currency, any undescribed dollar amount herein will be deemed to refer to Canadian dollars.

1.4

Organization and Headings

The division of this Agreernent into Articles and Sections, the provision of a table of contents hereto, and the insertion of recitals and headings herein are for convenience of reference only and will not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.

1.5

Date for any Action

ln the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.6

Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.7

Attornment

The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement will be effective service of process for any action, suit or proceeding brought against either party in such court.

1.8

Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of the Purchaser will have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature in respect of the Purchaser required to be made will be made in a manner consistent with Canadian GAAP and past practice.

1.9

Knowledge

Where a representation or warranty is made in this Agreement on the basis of the knowledge or awareness of a party, such knowledge or awareness consists only of the actual knowledge or awareness, as of the date of this Agreement, of the senior executive officers of that party, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge.

1.10

Commercially Reasonable Efforts

An obligation in this Agreement to use "commercially reasonable efforts" to obtain waivers, consents, approvals and authorizations to loan agreements, leases and other contracts or under laws or regulation will not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations.

1.11

Interpretation Not Affected by Party Drafting

The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.12

Incorporation of Schedules

The following Schedules attached hereto, for all purposes hereof, form an integral part of this Agreement:

Schedule A - Description of the Properties and Price Allocation

Schedule B - Consents and Notices

Schedule C - Terms and Conditions of the Royalty

ARTICLE 2
PURCHASE OF THE PROPERTIES

2.1

Purchase and Sale

(a)

Based on the representations and warranties contained in this Agreement, Almaden agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from Almaden, the Canadian Properties including all property payments receivable by Almaden in connection with the Canadian Properties, effective as of and from the Closing Date, free and clear of all Encumbrances for the price and in accordance with and subject to the terms and conditions set forth in this Agreement. In addition, Almaden agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from Almaden, all properties that are contiguous to the Canadian Properties that Almaden subsequently acquires after the date of this Agreement up until the Closing Date (the "Additional Properties"), free and clear of all Encumbrances in accordance with and subject to the terms and conditions set forth in this Agreement. The Purchaser and Almaden agree that the Purchaser shall reimburse Almaden for all reasonable out-of-pocket expenses incurred in connection with the acquisition of any Additional Properties.

(b)

Based on the representation and warranties contained in this Agreement, Gavilan agrees to  sell, assign and transfer to the Purchaser and the Purchaser agrees to Purchase from Gavilan, the Mexican Property including all property payments received or receivable by Gavilan in connection with the Mexican Property, effective as of and from the Closing Date, free and clear of all Encumbrances for the price and in accordance with and subject to the terms and conditions set forth in this Agreement. The Purchaser acknowledges and agrees that it will incorporate a subsidiary under the laws of Mexico (the "Purchaser's Subsidiary") for the purposes of holding the Mexican Property on behalf of the Purchaser.

2.2

Purchase Price

(a)

The Purchaser will purchase the Properties from the Vendors (including any Additional Properties) for consideration consisting of Sl,400,000 (the "Purchase Price"), payable and delivered on the Closing Date to the Vendors through the issuance to Almaden of 3,500,000 Purchaser Shares, at a deemed value of $0.40 per Purchaser Share, allocated as follows:

(i)

$750,000, payable through the issuance of 1,875,000 Purchaser Shares, for the Properties, other than the Qualifying Property; and

(ii)

$650,000, payable through the issuance of 1,625,000 Purchaser Shares for the Qualifying Property.

(b)

In addition, the Purchaser shall reimburse Almaden an amount equal to the sum of the cash advances made by the Vendors directly or indirectly with respect to the Properties up to $350,000. Additional cash advances made by the Vendors may be reimbursed by the Purchaser, with the prior approval and consent of the Purchaser.

2.3

Royalty

(a)

On the Closing Date, the Purchaser will grant to Almaden the Royalty with respect to the Canadian Properties. The Royalty Agreement will contain substantially the same tenns and conditions attached hereto as Schedule C.

(b)

As soon as practicable after the date of incorporation of the Purchaser's Subsidiary, the Purchaser will cause the Purchaser's Subsidiary to grant to Gavilan the Royalty with respect to the Mexican Property. The Royalty Agreement will contain substantially the same terms and conditions attached hereto as Schedule C.

2.4

Liabilities and Obligations

(a)

On the Closing Date and effective as at and from the Closing Date, the Purchaser will assume, fulfil and perform all liabilities with respect to the Properties. The Purchaser assumes no obligations with respect to any reclamation costs, or reclamation/obligations incurred in respect of the Properties up until the Closing Date.

(b)

The Purchaser does not agree to accept or assume, and shall not by this Agreement be deemed to have accepted or assumed, any obligation or responsibility for the payment of any debt, obligation, liability, claim or demand, absolute or contingent of whatsoever nature of or against the Vendors, except for payment of the Purchase Price and as otherwise specifically set forth herein.

2.5

Transaction Expenses

Each of the parties to this Agreement will bear all costs and expenses incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. All costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement will be borne by the party whose responsibility it is to satisfy the outstanding condition or fulfil the covenant in question. Without limiting the generality of the foregoing, the Purchaser will pay the costs to prepare any financial statements pertaining to its affairs required under this Agreement.

2.6

Non-Solicitation

Neither the Purchaser or the Vendors shall solicit: (i) in the case of the Purchaser, any offers to purchase its shares or assets; (ii) in the case of the Vendors, any offers to purchase the Properties, and neither the Purchaser nor the Vendors will initiate or encourage any discussions or negotiations with any third party with respect to such transactions, respectively, or similar transactions during the period commencing on the date hereof and ending on the termination of this Agreement. In the event any of the Purchaser or the Vendors being approached in respect of any such transaction, respectively, it shall immediately notify the other party.

2.7

Confidentiality

(a)

Unless and until the transactions contemplated in this Agreement have been completed, or this Agreement has been terminated, no disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by any party without the prior approval of the other parties as to timing, content and method, hereto, provided that the obligations herein will not prevent any party from making, after consultation, with the other party, such disclosure as its counsel advises is required by applicable law or the rules and policies of the Exchange.

(b)

Unless and until the transactions contemplated in this Agreement have been completed, or this Agreement has been terminated, except with the prior written consent of the other parties, each of the parties hereto and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law.

(c)

All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not consummated.

2.8

Other Matters

(a)

Prior to or concurrent with the Closing, the Purchaser will complete the Private Placement for gross proceeds of up to $1,200,000. The net proceeds of the Private Placement will be used for the exploration and development of the Properties and for general working capital.

(b)

Upon completion of the Acquisition, the board of directors and officers of the Purchaser will be comprised as follows, subject to the approval of the Exchange:

Name

Position

Marc G. Blythe

President, Chief Executive Officer and Director

Mark T. Brown

Chief Financial Officer

Richard A. Graham

Director

J. Duane Poliquin

Director

Gerald G. Carlson

Director

ARTICLE 3
CLOSING

3.1

Closing

(a)

The closing of the Acquisition (the "Closing") will take place on the Closing Date at the Vancouver offices of the Purchaser, or such other time or place upon which the parties may mutually agree.

(b)

On the Closing Date, upon the fulfillment of all of the conditions set out in Article 10, which have not been waived in writing by the Purchaser or the Vendors as the case may be:

(i)

the Vendors shall deliver to the Purchaser:

(1)

the assignment of the Properties to the Purchaser, in a form satisfactory to the Purchaser;

(2)

a duly executed copy of the Royalty Agreement referred to in Section 2.3(a) of this Agreement;

(3)

the certificate and opinion referred to in Section 10.1; and

(4)

evidence satisfactory to the Purchaser and its legal counsel of the completion of all corporate proceedings of the Vendors and all other matters which, in the reasonable opinion of counsel for the Purchaser, are necessary in connection with the transactions contemplated by this Agreement.

(II)

the Purchaser shall deliver to the Vendors:

(1)

the Purchaser Shares duly registered in the name of Almaden;

(2)

a duly executed copy of the Royalty Agreement referred to in Section 2.3(a) of this Agreement;

(3)

the certificate referred to in Section 10.2; and

(4)

evidence satisfactory to the Vendors and their legal counsel of the completion of all corporate proceedings of the Purchaser and all other matters which, in the reasonable opinion of counsel for the Vendors, are necessary in connection with the transactions contemplated by this Agreement.

ARTICLE 4
PUBLICITY

4.1

Publicity

Unless and until the transactions contemplated in this Agreement have been completed, or this Agreement has been terminated, each of the Purchaser and the Vendors will advise, consult and cooperate with the other parties prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue any press release or other written statement to the press with respect to this Agreement or the transactions contemplated hereby. The Purchaser and the Vendors will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable commercial best efforts to consult the other party taking into account the time constraints to which it is subject as a result of such law or obligation.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As of the date hereof, the Purchaser hereby represents and wan-ants to the Vendors as follows, and acknowledges that the Vendors are relying upon these representations and warranties in connection with the entering into of this Agreement:

5.1

Organization and Qualification

The Purchaser:

(a)

has been duly incorporated and organized and is validly subsisting under the laws of the Province of Alberta;

(b)

is a reporting issuer under the Securities Act (British Columbia), the Securities Act (Alberta) and the Securities Act (Ontario) and is not in default with respect to material filings required to be made under such statutes, including the rules and regulations thereunder;

(c)

has the corporate authority to carry on its business as now being conducted by it; and

(d)

is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of its business makes such qualification necessary.

5.2

Authority Relative to this Agreement

The Purchaser has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consurnmation by the Pufehaser of the Acquisition will, by the Closing Date, have been duly authorized by the board of directors of the Purchaser and no other corporate proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to:

(a)

laws of general application relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally; and

(b)

rules of law governing specific performance, injunctive relief, and other equitable remedies.

5.3

No Violations

(a)

The entering into of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of the knowledge of the Purchaser, result in the violation of any terms and provisions of the constating documents of the Purchaser or of any indenture, instrument or agreement, written or oral, to which the Purchaser may be a party.

(b)

Other than in connection with or in compliance with the provisions of Securities Laws, Exchange Policies, and an application to the Exchange to accept the Acquisition as the Purchaser's Qualifying Transaction:

(i)

there is no legal impediment to the Purchaser's consummation of the Acquisition; and

(ii)

no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by the Purchaser in connection with the Acquisition, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

5.4

Purchaser's Financial Statements

(a)

The Purchaser's Financial Statements fairly present the financial position and condition of the Purchaser at the dates thereof and the results of the operations of the Purchaser for the periods then ended and reflect all material assets, liabilities or obligations of the Purchaser as at the dates thereof; and

(b)

There are no material liabilities, contingent or otherwise, of the Purchaser not disclosed or reflected in the Purchaser's Financial Statements, except as disclosed in subsequent publicly filed financial statements and except those incurred in the ordinary course of business, including all costs associated with this Qualifying Transactions since that date and the Purchaser has not, since that date, guaranteed or agreed to guarantee, any debt, liability, or other obligation of any Person.

5.5

Purchaser's Taxes

The Purchaser has filed all tax returns in respect of, but has not been assessed for federal and provincial income taxes for each of its fiscal years, and accordingly, no such taxes are payable.

5.6

General Representations of the Purchaser

(a)

The authorized capital of the Purchaser consists of an unlimited number of Purchaser Shares and an unlimited number of preferred shares, of which 2,320,000 Purchaser Shares are issued and outstanding as fully paid and non-assessable common shares as at the date hereof. In addition, there are outstanding: (i) options of the Purchaser to purchase 150,000 Purchaser Shares, exercisable at a price of $0.25 per share, expiring February 27, 2011; and (ii) agents options to purchase 100,000 Purchaser Shares at a price of $0.25 per share, expiring March 1, 2008.

(b)

No Person has any agreement, option, right, or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Purchaser, except as publicly disclosed.

(c)

There is no "material fact" or "material change", as those terms are defined in the Securities Act (British Columbia), in the affairs of the Purchaser that has not been generally disclosed to the public in accordance with applicable Securities Laws, and no confidential material change report has been filed by the Purchaser.

No officer, director, or employee of the Purchaser is now indebted to the Purchaser on any account whatsoever, other than in the ordinary course of business.

Except as disclosed to the Vendors in writing, the information in respect of the Purchaser and its assets, liabilities and operations provided by the Purchaser to the Vendors was and is accurate and correct in all material respects as at the respective dates thereof.

The Purchaser is not a party to any legal proceedings and to the Purchaser's knowledge, there is no basis for any and there are no actions or proceedings outstanding or to the Purchaser's knowledge, pending or threatened against or affecting the Purchaser before or by any court or governmental authority, commission or agency.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE VENDORS

As of the date hereof, the Vendors hereby represent, wan-ant and acknowledge to the Purchaser as follows, on a joint and several basis, and acknowledge that the Purchaser is relying upon these representations, warranties and acknowledgements in connection with the entering into of this Agreement:

6.1

Organization and Qualification

(a)

Almaden:

(i)

is a corporation duly amalgamated and validly existing under the laws of British Columbia and has the requisite corporate power and authority to carry on its business in relation to the Canadian Properties as it is now being .conducted, is duly registered to do business in relation to the Canadian Properties and is in good standing in each jurisdiction in which the character of the Canadian Properties, owned or leased, or the nature of its activities in relation to the Canadian Properties, makes such registration necessary, except where the failure to be so registered or in good standing would not have a material adverse effect on the Canadian Properties; and

(ii)

to the best of Almaden's information and belief, it has conducted and is conducting its business in relation to the Canadian Properties in compliance with all applicable laws, rules, regulations, tariffs, orders, and directives of each jurisdiction where the Canadian Properties are located.

(b)

Gavilan:

(i)

is a corporation duly incorporated and validly existing under the laws of Mexico and has the requisite corporate power and authority to carry on its business in relation to the Mexican Property as it is now being conducted, is duly registered to do business in relation to the Mexican Property and is in good standing under the laws of Mexico, except where the failure to be so registered or in good standing would not have a material adverse effect on the Mexican Property;

(ii)

to Gavilan's knowledge, it has conducted and is conducting its business in relation to the Mexican Property in compliance with all applicable laws, rules, regulations, tariffs, orders, and directives of the laws of Mexico; and

(iii)

all of the issued and outstanding shares of Gavilan are beneficially owned or controlled, directly or indirectly, by Almaden.

6.2

Authority Relative to this Agreement

The Vendors have the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Vendors of the Acquisition will, by the Closing Date, have been duly authorized by the board of directors of the Vendors and no other corporate proceedings on its part will, by the Closing Date, be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Vendors and constitutes a legal, valid and binding obligation, of the Vendors enforceable against it in accordance with its terms, subject to:

(a)

laws of general application relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally, and

(b)

rules of law governing specific performance, injunctive relief, and other equitable remedies.

6.3

No Violations

(a)

The entering into of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of the knowledge of the Vendors, result in the violation of any terms and provisions of the constating documents of the Vendors or of any indenture, instrument or agreement, written or oral, to which the Vendors may be a party.

(b)

Other than in connection with or in compliance with the provisions of Securities Laws, Exchange Policies, and an application to the Exchange to accept the Acquisition as the Purchaser's Qualifying Transaction:

(i)

there is no legal impediment to the Vendors consummation of the Acquisition, and

(ii)

no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by the Vendors in connection with the Acquisition, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of the Vendors to consummate the transactions contemplated hereby.

6.4

The Properties

(a)

The Vendors are the legal and beneficial owners of, and have good and marketable title to, all of the Properties described in Schedule A hereto, and such Properties are free and clear of all Encumbrances, the Vendors are not aware of' any claim or the basis for any claim that would adversely affect the right of Almaden or Gavilan, as the case may be, to use, transfer, or otherwise exploit its interest in the Properties, and, to the Vendors' knowledge, they do not have any responsibility or obligation to pay any commission, royalty, license fee, or similar payment to any Person in respect of the Properties.

(b)

All of the agreements and other documents and instruments pursuant to which the Vendors hold the Properties are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, subject to:

(i)

laws of general application relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally; and

(ii)

rules of law governing specific performance, injunctive relief and other equitable remedies; and

(iii)

the Vendors are not in default of any of the material provisions of any such agreements, documents, or instruments, nor has any such default been alleged.

(c)

The Properties have been, to the best of the information and belief of the Vendors, properly located, recorded and granted in compliance with the laws of the jurisdictions in which the Properties are located, and are accurately described in Schedule A.

(d)

There is no suit, action, litigation, arbitration or governmental proceeding, including appeals and applications for review, in progress or, to the knowledge of the Vendors, threatened against or related to the Properties which would affect the ability of the Vendors to sell, assign and transfer to the Purchaser the Properties and to complete the Acquisition.

(e)

The Properties are in good standing under all applicable laws and regulations, all assessment work required to be performed and filed has been performed and filed, all taxes and other payments have been paid, all filings have been made and all other obligations in respect of the Properties have been completed.

(f)

A copy of all of the agreements and other documents and instruments that in any way pertain to the Properties have been supplied to the Purchaser for review. All information, records and data furnished to the Purchaser, its representatives and legal counsel pursuant tot this Agreement are, to the Vendors' knowledge, accurate in all material respects.

(g)

The Vendors do not store any hazardous or toxic waste or substance on the Properties and have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any environmental laws, and to the Vendors' knowledge, there are no contaminants on any of the Properties, other than in compliance with environmental laws.

(h)

No consents or waivers from any third parties are required for the Vendors to sell the Properties to the Purchaser, except as set out in Schedule B.

6.5

General Representations of the Vendors

(a)

There is no "material fact" or "material change", as those terms are defined in the Securities Act (British Columbia), in the affairs of the Vendors affecting the Properties or the Acquisition that have not been generally disclosed to the public in accordance with applicable Securities Laws, and no confidential material change report has been filed by the Vendors in relation to the Properties or the Acquisition.

(b)

The Vendors have not received notice of, any material violation of or investigation relating to any federal, provincial or local environmental or pollution law regulation or ordinance with respect to the Properties and, to the Vendors' knowledge, the Vendors have obtained all material permits, licenses and other authorizations which are required under federal, provincial or local laws with respect to pollution or protection of the environment relating to the Properties. All of the Properties are in compliance with all terms and conditions of such laws, permits, licenses and authorizations in all material respects.

(c)

The Vendors do not have any knowledge of, and have not received notice of, any material claims, or judicial, or administrative proceeding, pending or threatened against, or which may affect, the Properties, relating to or alleging any material violation of any environrnental, health, or safety law applicable to the Properties, and the Vendors are not aware of any facts that could give rise to any such claim or judicial or administrative proceeding.

(d)

The Vendors have made full disclosure to the Purchaser of all aspects of their businesses in relation to the Properties and have made all of their books and records available to the representatives of the Purchaser in order to assist the Purchaser in the performance of its due diligence investigations and there are not any material facts in relation to their businesses that would have a material adverse effect on the Properties that have been concealed by the Vendors.

(e)

The Vendors have received independent legal and tax advice as to the Acquisition and matters related thereto, as they affect the Vendors, and the Vendors are satisfied with the results thereof. Further, the Vendors have been independently advised as to, or is otherwise aware of, the escrow requirements with respect to the Purchaser Shares imposed by applicable Securities Laws and by Exchange Policies.

(f)

Person is entitled to a finder's fee or other form of compensation from the Vendors in respect of the Acquisition.

(g)

The Vendors shall use reasonable commercial efforts to assist the Purchaser in obtaining all necessary regulatory approvals for the Qualifying Transaction.

6.6

Vendors' Acknowledgements

(a)

There are restrictions on Almaden's ability to resell the Purchaser's Shares and it is the responsibility of Almaden to find out what those restrictions are and to comply with them before selling the Purchaser Shares.

(b)

The Vendors are aware that the Acquisition is subject to acceptance by the Exchange as a Qualifying Transaction, as defined by Policy 2.4, that such acceptance is contingent on a number of regulatory requirements, and that the Exchange may not so accept the Acquisition.

(c)

The Vendors are aware that for the Purchaser to remain listed on the Exchange following completion of the Acquisition, the Purchaser will be required to meet applicable listing requirements.

ARTICLE 7
COVENANTS OF THE VENDORS

7.1

Accuracy of Representation

The Vendors covenant and agree that, in between the date hereof and the Closing Date, the Vendors will not take any action, or fail to take any action, which would or could reasonably be expected to result in the representations and warranties set out in Article 6 being untrue in any material respect.

7.2

Notice of Material Adverse Change

From the date hereof until the Closing Date, the Vendors will promptly notify the Purchaser in writing of:

(a)

any Material Adverse Change of the Vendors in relation to the Properties;

(b)

any change in any representation or warranty set forth in Article 6 which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect, including without limitation any representation or warranty regarding the Properties; or

(c)

any material fact in respect of the Vendors which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

The Vendors will in good faith discuss with the Purchaser any change in circumstances (actual, anticipated, contemplated or, to the knowledge of the Vendors, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the Purchaser pursuant to this Section.

7.3

Tax Efficiency of Transaction

The Vendors will, to the extent reasonable, cooperate with the Purchaser in structuring the Acquisition in a tax efficient manner.

ARTICLE 8
COVENANTS OF THE PURCHASER

8.1

Accuracy of Representation

The Purchaser covenants and agrees that, in between the date hereof and the Closing Date, the Purchaser will not take any action, or fail to take any action, which would or could reasonably be expected to result in the representations and warranties set out in Article 6 being untrue in any material respect.

8.2

Notice of Material Adverse Change

From the date hereof until the Closing Date, the Purchaser will promptly notify the Vendors in writing of:

(a)

any Material Adverse Change of the Purchaser, including without limitation any actual, anticipated, contemplated or, to the knowledge of the Purchaser, threatened, financial or otherwise regarding the business affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Purchaser;

(b)

any change in any representation or warranty set forth in Article 5 which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

(c)

any material fact in respect of the Purchaser which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

The Purchaser will in good faith discuss with the Vendors any change in circumstances (actual, anticipated, contemplated or, to the knowledge of the Purchaser, threatened, financial or otherwise) which is of such a nature that there, may be a reasonable question as to whether notice need to be given to the Vendors pursuant to this Section.

8.3

Reporting Issuer Status

The Purchaser will use its best efforts to continue to be a "Reporting Issuer" in those provinces in Canada in which it is currently a "Reporting Issuer" and to remain in material compliance with all applicable Securities Laws.

ARTICLE 9
MUTUAL COVENANTS

9.1

Other Filings

The Purchaser and the Vendors will, as promptly as practicable hereafter, prepare and file any filings required under any of either or both of Securities Laws or the rules of the Exchange, or any other applicable law relating to the Acquisition.

9.2

Additional Agreements

Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by counsel in writing, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a)

to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to the Vendors' Properties;

(b)

to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

(c)

to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(d)

to cause to be, lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby;

(e)

to effect all necessary registrations and other filings and submissions of information requested by governmental authorities; and

(f)

to fulfil all conditions and satisfy all provisions of this Agreement.

9.3

Conduct of Business

From the date of the execution of this Agreement until the Closing Date, each of the Purchaser, Almaden and Gavilan will operate their business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.

ARTICLE 10
CONDITION PRECEDENT

10.1

Conditions to the Purchaser's Obligations

Subject to the provisions of this Agreement, the Purchaser reserves the right to withdraw or terminate this Agreement and not purchase the Properties, unless all of the following conditions are satisfied or waived by the Purchaser:

(a)

all government and regulatory approvals, orders, rulings, exemptions and consents (including, without limitation, those of any stock exchanges or other securities or regulatory authorities) which are necessary to be obtained by the Purchaser and the Vendors in order for each of them to consummate all of the transactions contemplated by this Agreement will have been obtained on terms and conditions satisfactory to each of the Purchaser and the Vendors, acting reasonably, and will be in full force and effect;

(b)

approval by the Exchange of the Acquisition as a "Qualifying Transaction", as defined in the Exchange Policies, including without limitation that the Acquisition satisfies all applicable Exchange Policies regarding Qualifying Transactions, including, without limitation, Policy 2.4;

(c)

the approval of the Acquisition and this Agreement by the boards of directors of each of the Purchaser and the Vendors will have been obtained on terms and conditions satisfactory to the Purchaser and the Vendors, acting reasonably;

(d)

all requisite third party consents and provision of any necessary third party notices will have been obtained by the Purchaser on terms and conditions satisfactory to the Purchaser and the Vendors, acting reasonably;

(e)

all requisite third party consents and provision of any necessary third party notices will have been obtained by the Vendors on terms and conditions satisfactory to the Purchaser and the Vendors, acting reasonably;

(f)

no action, suit or proceeding regarding the Properties or against either of the Purchaser or the Vendors will have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person (including, without limitation, any individual, body corporate, partnership, syndicate or other form of unincorporated entity) in Canada or elsewhere, whether or not having the force of law, and no law, regulation or policy will have been proposed, enacted, promulgated or applied, whether or not having the force of law; that has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the consummation of all of the transactions contemplated by this Agreement;

(g)

there will not exist any prohibition at law against either the Purchaser or the Vendors completing the Acquisition;

(h)

the Purchaser will have determined in its sole judgment, acting reasonably, that no Material Adverse Change in the condition of the Properties during the time between the execution of this Agreement and the Closing Date has occurred;

(i)

the Purchaser will have determined in its sole judgment, acting reasonably, that a due diligence investigation by the Purchaser, has been satisfactorily_ completed;

(j)

the Private Placement will have closed;

(k)

The royalty agreement referred to in Section 2.3(a) of this Agreement shall have been entered into by the Purchaser and Almaden;

(1)

the Purchaser will have determined in its sole judgment, acting reasonably, that: (i) the Vendors will not have breached, or failed to comply with, in any material respect, any of their covenants or other obligations under this Agreement; and (ii) all representations and Warranties of the Vendors contained in this Agreement will have been true and correct, in all material respects, as of the date of this Agreement and will not cease to be true and correct in any material respect thereafter provided that the Vendors have been given notice of and five (5) Business Days to cure any such misrepresentation, breach or non-performance and has failed to cure any such misrepresentation, breach or non-performance;

(m)

each of Almaden and Gavilan shall have caused to be delivered to the Purchaser a certificate, in a form satisfactory to the Purchaser, dated as of the Closing Date and signed by two executive officers of each of Almaden and Gavilan, to the effect that:

(i)

the respective representations and warranties of Almaden and Gavilan contained in this Agreement are true and correct as at the Closing Date with the same force and effect as if such representations and warranties had been made on as of such date;

(ii)

there has not occurred a Materially Adverse Change with respect to the Properties; and

(iii)

each of Almaden and Gavilan have complied with, in all material respects, their covenants and other obligations under this Agreement;

(n)

the Vendors shall have delivered to the Purchaser the assignment of the Properties as set out in Section 3.1 of this Agreement, in a form satisfactory to the Purchaser;

(o)

the Purchaser will have received a title opinion regarding the Properties in a form satisfactory to the Purchaser, acting reasonably; and

(p)

this Agreement will not have been terminated pursuant to its terms.

10.2

Conditions to the Vendors' Obligations

Subject to the provisions of this Agreement, the Vendors reserve the right to withdraw or terminate this Agreement and not sell the Properties, unless all of the following conditions are satisfied or waived by Vendors:

(a)

all government and regulatory approvals, orders, rulings, exemptions and consents (including, without limitation, those of any stock exchanges or other securities or regulatory authorities) which are necessary to be obtained by the Purchaser and the Vendors in order for each of them to consummate all of the transactions contemplated by this Agreement will have been obtained on terms and conditions satisfactory to each of the Purchaser and the Vendors, acting reasonably, and will be in full force and effect;

(b)

approval by the Exchange of the Acquisition as a "Qualifying Transaction", as defined in the Exchange Policies, including without limitation that the Acquisition satisfies all applicable Exchange Policies regarding Qualifying Transactions, including, without limitation, Policy 2.4;

(c)

the approval of the Acquisition and this Agreement by the boards of directors of each of the Purchasers and the Vendors will have been obtained on terms and conditions satisfactory to the Purchaser and the Vendors, acting reasonably;

(d)

all requisite third party consents and provision of any necessary third party notices will have been obtained by the Purchaser on terms and conditions satisfactory to the Purchaser and the Vendors, acting reasonably;

(e)

all requisite third party consents and provision of any necessary third party notices will have been obtained by the Vendors on terms and conditions satisfactory to the Purchaser and the Vendors, acting reasonably;

(f)

no action, suit or proceeding regarding the Properties or against either of the Purchaser or the Vendors will have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person (including, without limitation, any individual, body corporate, partnership, syndicate or other form of unincorporated entity) in Canada or elsewhere, whether or not having the force of law, and no law, regulation or policy will have been proposed, enacted, promulgated or applied, whether or not having the force of law, that has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the consummation of all of the transactions contemplated by this Agreement;

(g)

there will not exist any prohibition at law against either the Purchaser or the Vendors completing the Acquisition;

(h)

the Vendors will have determined in their sole judgment, acting reasonably, that no Material Adverse Change in the affairs of the Purchaser during the time between the execution, of this Agreement and the Closing Date has occurred;

(i)

the Vendors will have determined in their sole judgment, acting reasonably, that a due diligence investigation by the Vendors has been satisfactorily completed;

(j)

the Vendors will have determined in their sole judgment, acting reasonably, that: (i) the Purchaser will not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under this Agreement; and (ii) all representations and warranties of the Purchaser contained in this Agreement will have been true and coma, in all material respects, as of the date of this Agreement and will not cease to be true and correct in any material respect thereafter provided that the Purchaser has been given notice of and five (5) Business Days to cure any such misrepresentation, breach or non-performance and has failed to cure any such misrepresentation, breach or non-performance;

(k)

the Royalty Agreement referred to in Section 2.3(a) of this Agreement shall have been entered into by the Purchaser and Almaden;

(l)

the Purchaser shall have caused to be delivered to the Vendors a certificate, in a form satisfactory to the Vendors, dated as of the Closing Date and signed by two executive officers of the Purchaser, to the effect that:

(i)

the representations and warranties of the Purchaser contained in this Agreement are true and correct as at the Closing Date with the same force and effect as if such representations and warranties had been made on as of such date;

(ii)

there has not been any Materially Adverse Change with respect to affairs of the Purchaser; and

(iii)

the Purchaser has complied with, in all material respects, their covenants and other obligations under this Agreement;

(m)

the Purchaser shall have delivered to Almaden the Purchase Price as set out in Section 2.2 of this Agreement, consisting of 3,500,000 Purchaser Shares duly registered in the name of Almaden; and

(n)

this Agreement will not have been terminated pursuant to its terms.

ARTICLE 11
CONTINUING OBLIGATIONS OF THE PARTIES

11.1

Grant of Option

(a)

If within 24 months of the Closing Date, the Purchaser enters into an option agreement with an arm's length third party (the "Optionee") wherein the Optionee can earn an interest in respect of a Property, other than the Qualifying Property, and:

(i)

the Optionee agrees to expend a minimum of $500,000 to earn its interest; and

(ii)

the Optionee has incurred exploration expenditures of $200,000 (the "Expenditures") within 24 months of the Closing Date and there is a further commitment by the Optionee to expend a minimum of $100,000 on a work program for the Property, the Purchaser will issue to Almaden or its nominee, a total of 500,000 Purchaser Shares (the "Additional Shares").

(b)

The Additional Shares are to be issued within 30 days from the date the Purchaser receives written confirmation of the Expenditures, in sufficient detail as contained in the financial statements of the Optionee or such other written confirmation satisfactory to the Purchaser. In addition, the issuance of the Additional Shares shall be subject to the approval of the Exchange or such other stock exchange on which the Purchaser Shares are listed.

(c)

The Purchaser agrees to use its best endeavours to negotiate an option agreement on terms which will require the issuance of the Additional Shares to Almaden as provided by this Section.

ARTICLE 12
COMPLIANCE WITH SECURITIES REGULATORY REQUIREMENTS

12.1

Compliance with Exchange Requirements

(a)

The Vendors will promptly comply with all reasonable conditions and requirements of the Exchange.

(b)

If the Exchange or any other regulatory authority having jurisdiction shall prevent the closing of the Acquisition contemplated in this Agreement, neither the Purchaser nor its directors, officers, legal counsel, servants or agents shall in any way be liable to any of the Vendors in respect of any damages or losses suffered by them as a result of such failure to give their approval if the Purchaser has used, with all due diligence and in good faith, its best efforts to obtain the approval of such regulatory authorities.

(c)

The parties acknowledge that the Purchaser is required to prepare and file certain documents with the Exchange, including the Filing Statement, in order to obtain the required approvals for the completion of a Qualifying Transaction. The parties agree to facilitate such preparations and filings and the Vendors agree to provide all such documentation as may be necessary or deemed desirable to obtain such approvals and will assist in the preparation of such documents, including the Filing Statement.

ARTICLE 13
TERMINATION, AMENDMENT AND WAIVER

13.1

Termination

(a)

The parties hereto may terminate this Agreement at any time prior to Closing upon written agreement of all the parties. In addition, this agreement may be terminated as follows:

(i)

By written consent of the Parties;

(ii)

By either party upon providing such party notice to the other party, if all required regulatory approvals are not received by July 15, 2007; or

(iii)

automatically if the Acquisition is not closed by 5:00 p.m. (Vancouver time) on July 31, 2007 or such later date as the Purchaser or the Vendors may agree upon in writing.

(b)

If this Agreement is terminated, this Agreement will forthwith have no further force or effect and there will be no obligation on the part of the Purchaser or the Vendors hereunder.

(c)

Nothing in this Section 13.1 will relieve any party from liability for any breach of this Agreement.

13.2

Amendment

This Agreement may be amended by mutual agreement between the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

13.3

Waiver

The Purchaser, on the one hand, and the Vendors, on the other hand, may:

(a)

extend the time for the performance of any of the obligations or other acts of the other;

(b)

waive compliance with any of the other's agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)

waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto;

provided, however, that any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 14
GENERAL PROVISIONS

14.1

Notices

All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as will be specified by the parties by like notice):

(a)

if to the Purchaser:

Suite 300, 570 Granville Street

Vancouver, British Columbia V6C 3P1

Attention: Richard A. Graham

Facsimile: (604) 681-4692

with a copy to:

Borden Ladner Gervais LLP

Suite 1000, 400- 3rd Avenue S.W.

Calgary, Alberta T2P 4H2

Attention: Melinda Park

Facsimile: (403) 266-1395

(b)

if to the Vendors:

Suite 1103, 750 West Pender Street

Vancouver, British Columbia V6C 2T8

Attention: J. Duane Poliquin

Facsimile: (604) 689-7645

with a copy to:

William J. Worrall, Q.C. Law Corporation

Lexas Law Group

1550 1185 West Georgia Street

Vancouver, British Columbia V6E 4E6

Attention: William J. Worrall, Q.C.

Facsimile: (604) 689-7030

14.2

Miscellaneous

This Agreement constitutes the entire agreement and supersedes all other prior, agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, and will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The parties hereto will be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy will be legally effective to create a valid and binding agreement among the' parties hereto. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of British Columbia having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

14.3

Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties. The Purchaser may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of the Purchaser, provided that if such assignment takes place, the Purchaser will continue to be liable to the Vendors for any default in performance by the assignee.

14.4

Survival of Representations and Warranties

The representations and warranties of the Purchaser and the Vendors contained in this Agreement will survive the Closing Date and remain m full force and effect thereafter for a period of 12 months.

14.5

Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability without invalidating or, rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

14.6

Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart will be deemed to be an original instrument but all such counterparts together will constitute one agreement.

14.7

Entire Agreement

The Purchaser and Vendors hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement, including, without limiting the generality of the foregoing, the letter of intent between the parties dated Apri127, 2007.

IN WITNESS WHEREOF, the Purchaser and the Vendors have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized,

IN WITNESS WHEREOF, the Purchaser and the Vendors have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCHEDULE A

DESCRIPTION OF PROPERTIES AND PRICE ALLOCATION

Properties Interests Held by Almaden Minerals Ltd.

Property	Claim Name	Grant Number	Expiry Date	Registered Owner	Interest of Almaden (%)
Cabin Lake	C.L. 17 - 22	YB89158 – YB89163	April 14, 2008	Almaden Minerals Ltd.	100
	C.L. 33 - 38	YB89173 – YB89178	April 14, 2008	Almaden Minerals Ltd.	100
	C.L. 49 - 50	YB89216 – YB89217	April 14, 2008	Almaden Minerals Ltd.	100
	C.L. 61 – 62	YB89228 – YB89229	April 14, 2008	Almaden Minerals Ltd.	100
	C.L. 73	YB89240	April 14, 2008	Almaden Minerals Ltd.	100
	C.L. 88	YB89255	April 14, 2008	Almaden Minerals Ltd.	100
	C.L. 90	YB89257	April 14, 2008	Almaden Minerals Ltd.	100
Caribou Creek	CC 7 – 30	YB89118 – YB89141	April 14, 2010	Almaden Minerals Ltd.	100
	CC 31 – 44	YB89977 – YB89990	April 14, 2010	Almaden Minerals Ltd.	100
	CC 45 – 54	YB91616 – YB91625	September 4, 2007	Almaden Minerals Ltd.	100
MOR	MOR 1 – 4	YB89971 – YB89974	April 29, 2016	Almaden Minerals Ltd.	100
	MOR 5 – 8	YB91626 – YB91629	April 29, 2013	Almaden Minerals Ltd.	100
	MOR 9 – 12	YB91820 – YB91823	April 29, 2013	Almaden Minerals Ltd.	100
	MOR 13 - 52	YB92029 – YB92068	April 29, 2014	Almaden Minerals Ltd.	100
Meister River	MR 121	YA66571	December 31, 2007	Almaden Minerals Ltd.	100
	MR 123	YA66573	December 31, 2007	Almaden Minerals Ltd.	100
	MR 138 - 142	YA66588 – YA66592	December 31, 2007	Almaden Minerals Ltd.	100
Tim	Tim 112	YA70524	December 31, 2007	Almaden Minerals Ltd.	100
	Tim 171 – 176	YA91111 – YA91116	December 31, 2007	Almaden Minerals Ltd.	100

SCHEDULE B

CONSENTS, WAIVERS AND NOTICES

1.

Regulatory approvals, including the approval of the Exchange, pursuant to applicable Exchange Policies including, without limitation, Policy 2.4 - Capital Pool Companies.

SCHEDULE C

NET SMELTER RETURN ROYALTY

The Royalty payable to Almaden (in respect of the Canadian Properties) and Gavilan (in respect of the Mexican Property) (hereinafter called the "Payee") by the Purchaser (in respect of the Canadian Properties) and the Purchaser's Subsidiary (in respect of the Mexican Property) (hereinafter called the "Payor") will be payable in accordance with the terms of this Schedule C.

The Royalty (as herein defined) shall be payable on minerals produced, saved and sold from the Property on the terms and subject to the conditions herein specified.

Capitalized terms used but not defined herein shall have the respective meanings described to such terms in the Acquisition Agreement to which this is a Schedule.

1.

Production Royalty. If the Payor commences production of Products that are mined from a Property, the Payor shall pay Payee a Production Royalty equal to two percent (2%) of the Net Smelter Returns from all Product (the "Production Royalty"), computed as herein provided. No Production Royalty shall be due upon bulk samples extracted by the Payor for metallurgical or other testing purposes during the Payor's exploration or development work on a Property.

The term "commences production" as used herein shall mean the first day of the month following expiration of the first consecutive two month period within which milling (or other treatment) of ores produced from the Properties has yielded concentrate of commercial quality and quantity and the term "Product" shall refer to any ores or minerals produced, saved and sold from a Property.

2.

Net Smelter Returns. As used herein, 'Net Smelter Returns" means the Gross Proceeds less Allowable Deductions.

(a)

As used herein, "Gross Proceeds" shall have the following meaning:

i)

If the Payor causes refined gold (meeting the specifications of the London Bullion Market Association) to be produced from Products, Net Smelter Returns shall be paid on the refined gold, as herein provided. For purposes of determining Net Smelter Returns, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price and the Gross Proceeds shall be determined by multiplying Gold Production during the calendar month by the Monthly Average Gold Price for such month. As used herein, "Gold Production" shall mean the quantity of refined gold outturned during the calendar month to the Payor's account by an independent third party refinery from Products, on either a provisional or final settlement basis as used herein. "Monthly Average Gold Price" shall mean the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported.

ii)

If the Payor causes refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harman) to be produced from Products, Net Smelter Returns shall be paid on refined silver as herein provided. For purposes of determining Net Smelter Returns, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price ad the Gross Proceeds shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price for such month. As used herein, "Silver Production" shall mean the quantity of refined silver outturned during the calendar month to the Payor's account by an independent third party refinery from Products, on either a provisional or final settlement basis. As used herein, "Monthly Average Silver Price" shall mean the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported.

iii)

If the Payor causes Products other than refined gold and refined silver to be produced from a Property, Net Smelter Returns shall be paid on the refined Product produced as herein provided and the Gross Proceeds shall be equal to the amount of the proceeds actually received by the Payor during the calendar month from the sale of such refined Product.

iv)

If the Payor sells raw ore mined from a Property or dore or concentrates produced from Products to an independent third party in an arm's length transaction, then the Gross Proceeds shall be equal to the amount of the proceeds actually received by the Payor during the calendar month from the sale of such raw ore, dore, or concentrates.

v)

If the Payor sells raw ore mined from a Property or dore or concentrates produced from Products in other than an arm's length sale to an independent third party, then the Gross Proceeds shall be equal to the fair market value of such raw ore, (lore or concentrates.

b)

As used herein, "Allowable Deductions" shall mean all costs, charges and expenses paid by the Payor for or with respect to processed Products, after such Products are shipped from a Property, including:

i)

Charges for treatment in the smelting and refining processes (including handling, processing, interest and provision for settlement fees, costs of umpires, sampling, assaying and representation fees, penalties, and other deductions made by the processor or imposed by law and specifically excluding mining and milling costs);

ii)

Actual costs of transportation (including loading, freight, insurance security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of Products from a Property to the place of treatment and then to the place of sale;

iii)

costs or charges of any nature for or in connection with insurance, storage, or representation at a smelter or refinery for Products; and

iv)

sales, use, severance, excise, net proceeds or mine, and any other tax on or measured by mineral productions.

3.

Calculation and Payment of Production Royalty.

a)

The obligation to pay Production Royalty shall accrue upon the outtum of refined Products, on which Production Royalty is payable to the Payor's account or the sooner sale of unrefined metals, dore, concentrates, ores or other Products, as hereinafter provided.

b)

Where outturn of refined Products is made by an independent third party refinery on a provisional basis, the Net Smelter Retums shall be based upon the amount of refined Product credited by such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined Product established by final settlement by the refinery.

c)

Production Royalty shall become due and payable quarterly on the last day of the month next following the end of the quarter in which the same accrued. Production Royalty payments shall be accompanied by a statement showing in reasonable detail the quantities and grades of the refined Products produced and sold or deemed sold by the Payor monthly; the average monthly price determined as herein provided for refined metals on which Production Royalty is due; Allowable Deductions; and other pertinent information in sufficient detail to explain the calculation of the Production Royalty payment.

d)

All Production Royalty payments shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless Payee gives the Payor written notice describing and setting forth a specific objection to the determination thereof within 12 months setting of receipt by Payee of a Production Royalty statement. If Payee objects to-a particularly quarterly statement as herein provided, Payee shall, for a period of 60 days after the Payor's receipt of notice of such objection, have the right, upon reasonable notice and at reasonable time, to have the Payor's accounts and records relating to the calculation of the Production Royalty in question audited by a certified public accountant acceptable to Payee and to the Payor. If such audit determines that there has been a deficiency or an excess in the payment made to Payee such deficiency or excess shall be resolved by adjusting the next monthly Production Royalty payment or credit due hereunder. Payee shall pay all costs of such audit unless a deficiency of 5% or more of the amount determined by the Payor to be due to Payee is determined to exist. The Payor shall pay the costs of such audit if a deficiency of 5% or more of the amount due is determined to exist. All books and records used by the Payor to calculate Production Royalty due hereunder shall be kept in accordance with generally accepted accounting principles consistently applied. Failure on the part of Payee to make claim on the Payor for adjustment in such 12 month period shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon; providing that nothing herein shall limit the time in which Payee may commence a proceeding for fraud, concealment or misrepresentation.

e)

The Payor shall have the right of mixing or commingling, at any location and either underground or at the surface, any Products from the Property with any ores, metals, minerals, or mineral products from other lands, provided that the Payor shall determine the weight or volume of, sample and analyze for grade and amenability to process all such Products and ores, metals, minerals and mineral products (including the recovery factor) before the same are so mixed or commingled. Any such determining of weight or volume, sampling and analytical practices and procedures applied by the Payor shall be used as the basis of allocation of Net Smelter Returns payable to Payee hereunder in the event of a sale by the Payor of materials so mixed or commingled or of products produced therefrom. Prior to commencement of commercial production, the Payor shall notify Payee how the Payor proposes to determine the weight of volume of, sample and analyze all such materials. Payee may, within 30 days after receipt of such notice, object thereto in writing, specifying with particularity the grounds for such objection. If Payee does not serve a timely objection, Payee shall be deemed to have consented to procedures described in the Company's notice. If Payee does object to the Payor's proposed procedures within such 30-day period, the Payor and Payee shall attempt for a period of 15 days to reach agreement concerning the procedures to be used. If the Payor and Payee fail to reach agreement within such 15-day period, either party may initiate binding arbitration in accordance with the provisions of this Agreement, to determine the procedures to be used. Based on its operating experience, the Payor may subsequently propose modifications to the approved procedures for determining the weight or volume of, sampling and analyzing ores or mineral products to be mixed or commingled, following the same procedures set forth herein, including arbitration. Notwithstanding the foregoing, nothing herein shall require or permit the operations of the Payor or its mixing or commingling or Products with any ores, metals, minerals or mineral products from other lands to be hindered, delayed or interrupted pending the determination of the procedures to be used.

f)

The Payor may but need not engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements ("Trading Activities") which may involve the possible delivery of Products produced from a Property. The parties acknowledge and agree that Payee shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Payor's Trading Activities.

4.

No Implied Covenants. The timing, nature, manner and extent of any exploration, development, mining, production and sale of Products, if any, shall be at the sole discretion of the Payor. No implied covenants or conditions whatsoever shall be read into the Deed, including without limitation any covenants or conditions relating to exploration, development, prospecting, mining, production or sale of Products, except for the covenants of good faith and fair dealing.

5.

Assignment. The Payor shall have the right to assign a Property, in whole or in part and shall have sole and absolute discretion concerning the sale, assignment, transfer, conveyance, venturing, encumbrance or other disposition of the Property, in whole or in part, on such terms and conditions as it determines appropriate. The Payor shall require any transferee or assignee of any interest in the Property to assume in writing the obligation to pay Payee the Production Royalty in accordance with the terms and conditions set forth herein, and upon such assumption, the Payor shall be released from all liability hereunder with respect to the transferred interest in such Property, except for such liability as has accrued prior thereto.

6.

Treatment of Product. The Payor may, but shall not be obligated to, treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other mineral product produced from a Property, at sites located on or off such Property, prior to sale, transfer, or conveyance to a purchaser, user or other consumer. The Payor shall not be liable for mineral values lost in processing under sound practices and procedures, and no Production Royalty shall be due on any such lost mineral values.

7.

Arbitration. Any dispute, controversy or claim arising out of or relating to the calculation or payment of Production Royalty shall be settled by binding arbitration.

a)

The arbitration shall be conducted in accordance with the commercial arbitration rules of the British Columbia International Commercial Arbitration Centre in effect at the time of the arbitration, except as they may be modified herein or by the mutual agreement of the parties. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim and the award shall be in writing and shall be final and binding on the parties. The costs and fees of arbitration, including the arbitrator's fees and the parties' attorney's fees, shall be awarded in the manner determined by the arbitrator. Judgement thereon may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

b)

There shall be one arbitrator selected by the mutual agreement of the party initiating arbitration ("Claimant") and the party named as respondent ("Respondent"). If the Claimant and the Defendant cannot agree on an arbitrator within 20 days after receipt of notice of arbitration by the Respondent, the Claimant and the Respondent shall each name an arbitrator within 20 days after the expiration of the initial 20 day period. The two arbitrators so chosen shall, within a period of 30 days after their selection, select a third arbitrator to serve as the sole arbitrator. If any party to this Agreement entitled to name an arbitrator should fail to do so, or if the two arbitrators appointed by the parties fail or are unable to appoint the sole arbitrator, British Columbia International Commercial Arbitration Centre shall appoint such arbitrator. The arbitrator selected by the parties or by the two arbitrators shall be impartial and independent from the parties and shall be technically competent with respect to the issues submitted for arbitration.

c)

The arbitration hearing will be held in Vancouver, British Columbia.